Exhibit 12.1

1000 Fifth Street	PO Box 5025
Suite 200 – P2	Asheville, NC 28813
Miami Beach, FL 33139	Phone: 786.273.9152 www.eilerslawgroup.com

January 9, 2020

Gentlemen:

We are acting as counsel to Amarantus Bioscience Holdings, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Offering Statement on Form 1-A.  The Offering Statement covers $20,000,000 of the Company’s common stock at a price to be determined upon qualification between $0.01 per share and $1.00 pe rshare, for an aggregate total number of shares to be offered between 20,000,000 and 2,000,000,000 (the “Shares”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.	The Shares have been duly authorized by all necessary corporate action of the Company as the Board has been authorized by the shareholders to increase the authorized as need to accommodate the offering underlying.

2.	When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ William R. Eilers

Eilers Law Group, P.A.

eilers law group, p.a. |1000 Fifth Street | Suite 200 – P2 |Miami Beach, FL 33139 | 786.273.9152 |

PO Box 5025| Asheville, NC 28813

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